Exhibit 99.1

ITT EDUCATIONAL SERVICES, INC. REPORTS 2009 FIRST QUARTER RESULTS:

NEW STUDENT ENROLLMENT INCREASED 36.8%; EPS INCREASED 47.2% TO $1.59

CARMEL, IN, April 23, 2009—ITT Educational Services, Inc. (NYSE: ESI), a leading provider of technology-oriented postsecondary degree programs, today reported that new student enrollment in the first quarter of 2009 increased a record 36.8% to 18,935 students compared to 13,844 in the same period in 2008. Total student enrollment increased 21.1% to 65,620 as of March 31, 2009 compared to 54,194 as of March 31, 2008.

Earnings per share (“EPS”) in the first quarter of 2009 increased 47.2% to $1.59 compared to $1.08 in the first quarter of 2008. Revenue in the three months ended March 31, 2009 increased 22.6% to $288.0 million compared to $234.9 million in the three months ended March 31, 2008. Operating margin increased 550 basis points to 34.8% in the first quarter of 2009 compared to 29.3% in the same period in 2008.

The company provided the following information for the three months ended March 31, 2009 and 2008:

Financial and Operating Data For The Three Months Ended March 31st, Unless Otherwise Indicated
(Dollars in millions, except per share and per student data)
	2009	2008	Increase/ (Decrease)
Revenue	$288.0	$234.9	22.6%
Operating Income	$100.1	$68.7	45.8%
Operating Margin	34.8%	29.3%	550 basis points
Net Income	$61.9	$42.6	45.3%
Earnings Per Share (diluted)	$1.59	$1.08	47.2%
New Student Enrollment	18,935	13,844	36.8%
Continuing Students	46,685	40,350	15.7%
Total Student Enrollment as of March 31st	65,620	54,194	21.1%
Quarterly Persistence Rate (A)	75.3%	76.1%	(80) basis points
Revenue Per Student	$4,647	$4,429	4.9%
Cash and Cash Equivalents, Restricted Cash and
Investments as of March 31st	$365.7	$309.1	18.3%
Bad Debt Expense as a Percentage of Revenue	4.9%	3.0%	190 basis points
Days Sales Outstanding as of March 31st	16.1 days	5.8 days	10.3 days
Deferred Revenue as of March 31st	$133.1	$203.6	(34.6)%
Debt as of March 31st	$150.0	$150.0
Weighted Average Diluted Shares of Common Stock Outstanding	39,062,000	39,513,000
Shares of Common Stock Repurchased	527,833 (B)	865,000 (C)
Land and Building Purchases and Renovations	$1.1 (D)	$6.3 (E)	(82.9)%
Number of New Colleges in Operation	1	3
Capital Expenditures, Net	$ 4.6	$2.5	84.0%

(A)	Represents the number of Continuing Students in the academic quarter, divided by the Total Student Enrollment in the immediately preceding academic quarter.
(B)	For approximately $64.4 million or at an average price of $121.93 per share.
(C)	For approximately $71.8 million or at an average price of $83.01 per share.
(D)	Represents costs associated with purchasing, renovating, expanding or constructing buildings at eight of the company’s locations.
(E)

Represents costs associated with purchasing one parcel of real estate on which the company built a facility, and costs associated with purchasing, renovating, expanding or constructing buildings at 12 of the company’s locations.

Kevin M. Modany, Chairman and CEO of ITT/ESI, said, “Our faculty, management and staff delivered another quarter of exceptional performance for our organization, and we could not be more proud of them for the remarkable effort that went into producing these fantastic results. We applaud them for their hard work and dedication in helping a record number of our students prepare for the 21st Century workforce at a time in our nation’s history when a high-quality, career-based education is so important.”

Modany continued, “As we entered the second quarter of 2009, the interest in our programs of study remained incredibly strong. The prospective students recognize the importance of learning new, and upgrading existing, skills in order to improve their career prospects. As a result of our exceptional performance in the first quarter and our continued optimism with regard to the anticipated operating environment in the remainder of 2009, we are raising our internal goal for 2009 EPS from the range of $6.50 to $6.75 to a revised range of $7.00 to $7.25.”

Modany observed, “During the three months ended March 31, 2009, we continued to experience a very favorable advertising market, and we believe that it will continue through the second quarter and, possibly, the remainder of 2009. Our advertising expenditures increased 3% in the first quarter of 2009 compared to the same 2008 period, which was well below our original estimated increase of approximately 10%. At the end of the first quarter of 2009, we had approximately 15% more recruitment representatives than we did at the same point in 2008. As a result, we believe that we are very well positioned to service increases in the number of inquiries regarding our program offerings in the remainder of 2009.”

Modany noted, “During the first quarter of 2009, we began operations at our 106th college in Concord, CA (a suburb of San Francisco). We remain on track to achieve our previously stated goal of opening between six to eight new locations during 2009.”

Modany commented, “Student persistence declined 80 basis points in the first quarter of 2009 to 75.3% compared to 76.1% in the first quarter of 2008, primarily as a result of a significant increase in the number of graduates in the three months ended March 31, 2009 compared to the same period in 2008, which we had forecasted as a result of improved student retention in prior periods. Excluding the increase in the number of graduates, student persistence improved modestly in the first quarter of 2009 compared to the same period in the prior year. We believe that student persistence will remain relatively flat in the remaining quarters of 2009 compared to the same periods in 2008, excluding any impact of year-over-year increases in the number of graduates in 2009.”

Modany said, “We once again did not observe any further material disruption in the ability of our students to access federal or private student financing during the first quarter of 2009. During the first quarter, a small number of private student loan applications were processed under a new private education loan program for our students. The full scale implementation of this new program was delayed, which resulted in the disbursement of an immaterial amount of loans under the new program during the three months ended March 31, 2009. The delay in the roll-out of the new private education loan program resulted in days sales outstanding as of March 31, 2009 of 16.1 days, which was slightly above the high end of our 2009 year-end goal of the range of 10 to 15 days. The minor systems integration issues that caused the delay are being addressed and the new program will be fully implemented in the second quarter of 2009. We are, therefore, maintaining our internal 2009 year-end goal for days sales outstanding in the range of 10 to 15 days.”

Modany concluded, “We entered the second quarter of 2009 with a high level of confidence in our ability to efficiently execute our proven growth strategy, and we are very excited about the prospects for achieving our 2009 internal goals.”

Daniel M. Fitzpatrick, Executive Vice President and CFO of ITT/ESI, said, “Revenue increased 22.6% to $288.0 million in the three months ended March 31, 2009 compared to $234.9 million in the same period in 2008. The increase was a result of higher new student enrollment and improved student retention, which combined led to a record-breaking 21.1% increase in total student enrollment as of March 31, 2009 compared to March 31, 2008.”

Fitzpatrick added, “Operating margin in the first quarter increased a very impressive 550 basis points to 34.8% compared to 29.3% in the first quarter of 2008, due to our ability to leverage fixed operating costs on total student enrollment that was substantially higher as of the end of the first quarter of 2009 compared to the same point in 2008.”

Fitzpatrick continued, “Bad debt expense as a percentage of revenue increased 190 basis points to 4.9% in the first quarter of 2009 compared to 3.0% in the same period in 2008. We continue to believe that our bad debt expense as a percentage of revenue will be in the range of 3.0% to 5.0% for the full year of 2009. Days sales outstanding as of March 31, 2009 were 16.1 days, a 10.3 day increase compared to 5.8 days as of the same date in 2008, primarily as a result of the delay in the full implementation of the new private education loan program. Our goal for days sales outstanding as of December 31, 2009 remains in the range of 10 to 15 days.”

Fitzpatrick further noted, “In the three months ended March 31, 2009, we repurchased 527,833 shares of our common stock for $64.4 million or at an average cost of $121.93 per share. There are approximately 3.5 million shares of our common stock remaining to be repurchased under our current share repurchase program. Depending on market conditions, we intend to repurchase additional shares of our common stock during the remainder of 2009. Cash and cash equivalents, restricted cash and investments as of March 31, 2009 increased 18.3% to $365.7 million compared to $309.1 million as of the same point in 2008.”

Fitzpatrick closed by noting, “The financial condition and fundamentals of the company remain incredibly strong, and we continue to believe that we are exceptionally well positioned to take advantage of the current market opportunities to generate increases in shareholder value over the long-term.”

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are made based on the current expectations and beliefs of the company's management concerning future developments and their potential effect on the company. The company cannot assure you that future developments affecting the company will be those anticipated by its management. These forward-looking statements involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following:

business conditions and growth in the postsecondary education industry and in the general economy; changes in federal and state governmental regulations with respect to education and accreditation standards, or the interpretation or enforcement thereof, including, but not limited to, the level of government funding for, and the company's eligibility to participate in, student financial aid programs utilized by the company's students; the company's failure to comply with the extensive education laws and regulations and accreditation standards that it is subject to; effects of any change in ownership of the company resulting in a change in control of the company, including, but not limited to, the consequences of such changes on the accreditation and federal and state regulation of its institutes; the company's ability to implement its growth strategies; the company's failure to maintain or renew required regulatory authorizations or accreditation of its institutes; receptivity of students and employers to the company's existing program offerings and new curricula; loss of access by the company's students to lenders for education loans; the company's ability to collect internal student financing from its students; the company's ability to successfully defend litigation and other claims brought against it; and other risks and uncertainties detailed from time to time in the company's filings with the Securities and Exchange Commission. The company undertakes no obligation to update or revise any forward-looking information, whether as a result of new information, future developments or otherwise.

FOR FURTHER INFORMATION:

COMPANY:	WEB SITE:
Denise Hooker	www.ittesi.com
(317) 706-9205

ITT EDUCATIONAL SERVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)

	As of
	March 31, 2009	December 31, 2008	March 31, 2008
	(unaudited)		(unaudited)
Assets
Current assets:
Cash and cash equivalents	$219,642	$226,255	$97,013
Short-term investments	146,062	138,709	212,085
Restricted cash	11	10,405	53
Accounts receivable, net	51,513	29,779	15,072
Deferred income taxes	12,143	12,104	8,314
Prepaid expenses and other current assets	15,960	13,793	13,594
Total current assets	445,331	431,045	346,131

Property and equipment, net	166,582	166,671	156,568
Direct marketing costs, net	24,631	22,973	21,304
Other assets	3,682	3,170	17,906
Total assets	$640,226	$623,859	$541,909

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$63,658	$54,815	$56,804
Accrued compensation and benefits	23,670	21,133	23,319
Accrued income taxes	36,959	14,976	24,135
Other accrued liabilities	11,896	11,423	11,123
Deferred revenue	133,137	162,206	203,648
Total current liabilities	269,320	264,553	319,029

Long-term debt	150,000	150,000	150,000
Deferred income taxes	726	1,504	11,013
Other liabilities	20,810	19,951	18,171
Total liabilities	440,856	436,008	498,213

Shareholders' equity:
Preferred stock, $.01 par value,
5,000,000 shares authorized, none issued	--	--	--
Common stock, $.01 par value,
300,000,000 shares authorized, 54,068,904 issued	541	541	541
Capital surplus	144,004	135,655	129,225
Retained earnings	786,684	732,107	573,876
Accumulated other comprehensive (loss)	(13,293)	(13,384)	(3,417)
Treasury stock, 15,743,252, 15,352,376 and 15,238,960
shares, at cost	(718,566)	(667,068)	(656,529)
Total shareholders' equity	199,370	187,851	43,696
Total liabilities and shareholders' equity	$640,226	$623,859	$541,909

ITT EDUCATIONAL SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)

	Three Months
	Ended March 31,
	(unaudited)
	2009	2008

Revenue	$288,033	$234,850

Costs and expenses:
Cost of educational services	101,087	92,025
Student services and administrative expenses	86,801	74,126
Total costs and expenses	187,888	166,151

Operating income	100,145	68,699
Interest income	1,233	2,033
Interest (expense)	(194)	(1,519)
Income before provision for income taxes	101,184	69,213
Provision for income taxes	39,255	26,581

Net income	$61,929	$42,632

Earnings per share:
Basic	$1.61	$1.09
Diluted	$1.59	$1.08

Supplemental Data:
Cost of educational services	35.1%	39.2%
Student services and administrative expenses	30.1%	31.5%
Operating margin	34.8%	29.3%
Student enrollment at end of period	65,620	54,194
Technical institutes at end of period	106	100
Shares for earnings per share calculation:
Basic	38,558,000	39,201,000
Diluted	39,062,000	39,513,000

Effective tax rate	38.8%	38.4%

ITT EDUCATIONAL SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)

	Three Months
	Ended March 31,
	(unaudited)
	2009	2008
Cash flows from operating activities:
Net income	$61,929	$42,632
Adjustments to reconcile net income to net cash flows
from operating activities:
Depreciation and amortization	5,772	5,494
Provision for doubtful accounts	14,209	6,933
Deferred income taxes	(1,042)	(1,637)
Excess tax benefit from stock option exercises	(3,793)	(33)
Stock-based compensation expense	4,183	2,175
Other	135	--
Changes in operating assets and liabilities:
Restricted cash	10,132	6,017
Accounts receivable	(35,943)	(6,873)
Direct marketing costs, net	(1,658)	(737)
Accounts payable	8,843	11,681
Accrued income taxes	26,149	18,141
Other operating assets and liabilities	1,481	4,722
Deferred revenue	(29,069)	(9,479)
Net cash flows from operating activities	61,328	79,036

Cash flows from investing activities:
Facility expenditures and land purchases	(1,074)	(6,293)
Capital expenditures, net	(4,608)	(2,504)
Proceeds from sales and maturities of investments	48,598	291,375
Purchase of investments	(55,770)	(200,100)
Net cash flows from investing activities	(12,854)	82,478

Cash flows from financing activities:
Excess tax benefit from stock option exercises	3,793	33
Proceeds from exercise of stock options	5,823	41
Repurchase of common stock and shares tendered for taxes	(64,703)	(71,803)
Net cash flows from financing activities	(55,087)	(71,729)

Net change in cash and cash equivalents	(6,613)	89,785

Cash and cash equivalents at beginning of period	226,255	7,228

Cash and cash equivalents at end of period	$219,642	$97,013